Exhibit 2

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Annual Report (Form 40-F) of Shaw Communications Inc. of our report dated October 7, 2004 included in the 2004 annual report to shareholders of Shaw Communications Inc.

Calgary, Canada
December 17, 2004	Chartered Accountants